Exhibit 99.2

Andrea Ludington Elected Senior Vice President of Beverly Enterprises

    FORT SMITH, Ark.--(BUSINESS WIRE)--Feb. 11, 2004--Beverly Enterprises (NYSE:BEV) today announced that Andrea Ludington has been elected senior vice president, professional services. She will be responsible for leading Beverly's professional clinical activities and achieving the company's quality goals. Previously, Ludington was regional director of professional services for Beverly.
    "Andi's 30-year experience in long-term care and extensive background as a registered nurse and licensed nursing home administrator make her an excellent choice for directing Beverly's quality-of-care initiatives," said William R. Floyd, Beverly chairman, president and chief executive officer. "Ensuring quality patient care is our number-one priority, and Andi will play a lead role in helping us achieve this objective."
    In her new clinical leadership position, Ludington will manage the activities of Beverly's directors of professional services, monitor the organization's compliance with regulatory standards, and direct the development of educational materials needed to support clinical professional service standards.
    Before joining Beverly in 1999, Ludington was owner and nursing consultant for Destiny Health Management Consultants. Prior to that, she was executive director for Mt. Carmel Nursing Home, a 692-bed skilled nursing facility in Milwaukee, Wis., and director of nurses at Lakeside Nursing Home, a 120-bed skilled nursing facility in Milwaukee.
    Ludington earned a Bachelor of Science degree in management from Cardinal Stritch University in Milwaukee. She earned a certificate in nursing management from Marquette University in Milwaukee and her nursing diploma from the Mount Sinai School of Nursing in Milwaukee.
    Beverly Enterprises, Inc. and its operating subsidiaries are leading providers of healthcare services to the elderly in the United States. They operate 372 skilled nursing facilities, as well as 20 assisted living centers, and 26 hospice and home care centers. Through AEGIS Therapies, they also offer rehabilitative services on a contract basis to nursing facilities operated by other care providers.


    CONTACT: Beverly Enterprises, Fort Smith
             Blair Jackson, 479-201-5263
             www.beverlycares.com